Exhibit 10.3.3

THIRD ADDENDUM TO LEASE AGREEMENT

This Third Addendum to Lease Agreement is made this 18 day of May, 2012, by and between Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”), and Millennial Media, Inc., a Delaware corporation (hereinafter the “Tenant”).

Reference is made to the Lease and exhibits thereto dated July 11th, 2008, between Landlord and Tenant, as amended, and including the first and second addendum thereto (hereinafter collectively, the “Lease”) of a certain space having a rental area of approximately 16,057 sq. ft. of office space located on the third floor and certain additional space pursuant to the first and second addendum, in the property known as the Signature Building at the Can Company, located at 2400 Boston Street, Baltimore, Maryland.

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS, the parties desire to recognize that certain portions of the Premises being added to the Lease pursuant to the Second Addendum were delivered on February 6th, 2012 instead of on February 1st, 2012 as originally contemplated; and

WHEREAS, the parties desire to memorialize the terms of the Lease modification in writing and this Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.                                     That the reference in paragraph 2 of the Second Addendum to “February 1st, 2012”, be and hereby is, changed to read: “February 6th, 2012”, and the reference in paragraph 3(A) of the Second Addendum to “2/1/12”, be and hereby is, changed to read: “2/6/12”. It is the intent of this Addendum to memorialize that the Premises delivered to Tenant pursuant to section 1(i) of the Second Addendum, was actually delivered to Tenant on February 6th, 2012, (instead of on February 1st, 2012 as originally contemplated), and that the Rent and the Term as to this portion of the Premises so added, shall run from February 6th, 2012.

2.                                     That all terms used in this Addendum to Lease Agreement shall have the meanings given unto them in the afore-referenced Lease.

3.                                     This Addendum to Lease Agreement is effective retroactive to February 6th, 2012.

4.                                     Waiver of Jury Trial.  Landlord and Tenant, (collectively, the “Parties”) hereby waive trial by jury in any action or proceeding to which they or any of them may be a party arising out of or in any way related to this Addendum to Lease Agreement. It is understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, willingly, and voluntarily made by the Parties, and each party represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in anyway modify or nullify its effect. The Parties acknowledge and agree that this provision is a specific and material aspect of this Addendum. The Parties each represent that it has been represented in the signing of this Addendum to Lease Agreement and in the making of this waiver by independent legal counsel, and that it has had an opportunity to discuss this waiver with counsel.

5.             Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Lease shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

WITNESS or ATTEST:	LANDLORD:

THE CAN COMPANY, LLC
By:	Canton Court, L.L.C., it’s managing member

By:	Hudson Street Real Estate Development, LLP,
Its managing member

By:	Luzerne Ave. LLC, its managing partner

By:	/s/ J. Martin Lastner	(Seal)
Name:	J. Martin Lastner
Title:	Its Authorized agent

TENANT
MILLENNIAL MEDIA, INC.

By:	/s/ Ho Shin	(SEAL)
/s/ Jered Fahey	Name: Ho Shin
Witness	Title: General Counsel